<Page

               SPEEDYCLICK.COM SERVICES AGREEMENT

This agreement ("Agreement") is entered into as of May 26, 2000 (the "Effective date") by and among NETWORK COMMERCE INC., a Washington corporation with offices at 411 First Avenue S., Suite 200N, Seattle, Washington 98104 ("Network Commerce"), SPEEDYCLICK, INC., a California corporation and division of Network Commerce with offices at 500 N. Brand St., 18th Floor, Glendale, California 91203 ("SpeedyClick"), and BIDBAY.COM, INC., a Nevada corporation with offices at 7209 Foothill Blvd., Tujunga, California 91042 ("Client").

     WHEREAS, SpeedyClick creates and operates an online entertainment site located at http://www.speedyclick.com (the "Site") and maintains certain other affiliate cites (Site, together with affiliate sites, the "SpeedyClick Network").

     WHEREAS, Client is an online Web site located at http://www.bidbay.com and the parties desire that SpeedyClick provide certain services to Client as outlined in Exhibit A hereto;

     NOW, THEREFORE, the parties hereby agree as follows:

1.   Duties of SpeedyClick.

     1.1 Services. SpeedyClick shall provide to Client certain services outlined on Exhibit A, attached hereto (the "Services") in accordance with the terms and conditions of this Agreement. SpeedyClick shall complete and deliver the Services to Client in conformance with the specifications for such Services described in, and will complete and deliver the Services to the Client according to, Exhibit A. SpeedyClick is not responsible for any delays or failure to deliver Services due to acts or failures to act of Client or to events beyond SpeedyClick's reasonable control. SpeedyClick shall maintain an up-time for the Site of at least ninety-eight percent (98%) calculated on a calendar month basis. Planned system downtime shall be excluded from such up-time percentage, provided that planned system downtime does not exceed eight (8) hours in any month. All planned system downtime will be communicated to Client at least forty-eight (48) hours in advance, whenever possible. Notwithstanding the foregoing, Client acknowledges that periodic unavailability of the Site and unrelated computer server and network failures may be beyond the reasonable control of SpeedyClick, and, if so, will not hold SpeedyClick liable for any damages, credits or losses resulting from such unavailability or failures.

2. Duties of Client. Client shall deliver to Network Commerce its unaudited balance sheets and statements of income and expenses as of and for (a) the six0-month period ending June 30, 2000, (b) the nine-month period ending September 30, 2000, and the twelve month period ending December 31, 2000, each of which shall have prepared in conformity with generally accepted accounting principles in the United States on a basis consistent with prior accounting periods and fairly represent the financial position, results of operations and changes in financial position of Client as the dates and for the periods indicated.

3.   Fees and Payments.

     3.1 Fees Payable to SpeedyClick. Client agrees to pay SpeedyClick the Monthly Service Fees as set forth on Exhibit A. Unless otherwise indicated, SpeedyClick shall invoice Client for payments due and all payments shall be made within thirty (30) days of invoice. Any late payments will be assessed late fees of one and one-half percent per month or the highest amount permitted by applicable law, whichever is less. All payments will be made in U.S. Dollars.

     3.2 Fees Payable to Network Commerce. Notwithstanding anything to the contrary contained herein, a portion of the fees related to the Services provided pursuant to this Agreement, all of which are described in Exhibit A hereto, shall be paid through the issuance of shares (such shares, the "Service Shares") of the Client's preferred stock ("Client Preferred Stock") to Network Commerce at a per share price equal to $5.00 (the "Conversion Price"). Upon execution of this Agreement, Client shall issue stock certificates representing 200,000 shares of Client
Preferred Stock to Network Commerce, which amount is equal to the estimated service fees described on Exhibit A hereto that are required to be paid in equity of the Client over the Initial Term (the "Deposited Shares"). If Client elects to renew this Agreement in accordance with Section 10.1 hereof, immediately upon the beginning of the Renewal Term, Client shall issue to Network Commerce a stock certificate representing that number of additional Service Shares equal to the amount of the estimated service fees that are required to be paid in equity of the Client over the Renewal Term (the "Renewal Deposited Shares"). Each of the Service Shares shall be subject to a Restricted Stock Agreement between Network Commerce and Client (the "Restricted Stock Agreement"), pursuant to which Network Commerce will agree to forfeiture represented by the Restricted Stock Agreement (the "Risk of Forfeiture") if the Services are not delivered within the timeframe specified in this Agreement. Notwithstanding the foregoing, a pro rata portion of the Services Shares shall be released from the Risk of Forfeiture on a monthly basis during this Agreement on the same date that the monthly Service Fees contemplated on Exhibit A hereto are due. Network Commerce will forfeit Service Shares required to be forfeited pursuant to the Restricted Stock Agreement, if any, promptly after the later to occur of (i) the end of the Initial Term (as defined below) and
(ii) the end of the Renewal Term (As defined below). If the number of Deposited Shares or Renewal Deposited Shares is insufficient to satisfy all amounts owing to Network Commerce in shares of Client Preferred Stock under this Agreement, Client shall promptly issue additional certificates representing that number of shares of Client Preferred Stock equal to the unpaid amount of fees related to the Services, which amount is based on the Conversion Price. The Restricted Stock Agreement shall contain customary terms and conditions. During the period that the Service Shares are subject to the Restricte4d Stock Agreement, such shares shall be held of record by an owned by Network Commerce for all purposes, and Network Commerce shall have full right to vote the Service Share on all matters concerning before the Shareholders of Client. For federal and state income tax purposes, any dividends or other distributions with respect to the Service Shares shall be income of Network Commerce. Any attempt by Network Commerce to sell, exchange, transfer, pledge or otherwise dispose of Service Shares prior to the expiration of the restrictions set forth in the Restricted Stock Agreement shall be null and void and shall no force or effect. Network Commerce is aware and understands that (a) the Service Shares have not been and will not prior to issuance be registered under the Securities Act of 1933, as amended (the "Securities Act"), (b) Client is issuing the Service Shares in reliance on the representations and warranties of Network Commerce as set forth below and (c) the Service Shares cannot be sold unless they are subsequently registered or an exemption from registration is available. Network Commerce understands that, prior to the effectiveness of a registration statement registering the Service Shares for sale, if any, certificates or other instruments representing the Service Shares will bear legend substantially similar to the following, in addition to any other legends required by federal or state laws:

           The securities evidenced by this certificate have not been registered under the Securities
           Act of 1933, as amended (the "Act"), and have not been taken by the issue for investment purposes. These securities may not be sold or transferred unless (a) they have been registered under the Act, or (b) the Company
           (or its transfer agent) is presented with either a written opinion of counsel satisfactory of the Company, a "no-action" or interpretive letter from the Securities and Exchange Commission, or other evidence satisfactory to the Company, to the effect that registration is not required under the circumstances of the sale or transfer.

           The securities represented by this
           certificate are subject to the terms and conditions of a certain Restricted Stock
           Agreement, as amended from time to time, and may not be sold, transferred encumbered, except in accordance with the terms and provisions of said agreement, a copy of which is on file at the principal executive office of the Company and will be furnished to the holder of this certificate upon request without charge.

     3.3 Third Parties. Each party agrees that if any fees are owed to a third party as a result of an agreement or other arrangement between contracting party and said third party, such fees will be paid entirely by the contracting party and the other, noncontracting party shall have not payment obligation or other liability whatsoever with respect to such fees.

4.   Licenses and Rights

     4.1 SpeedyClick Property. All property, work products, ideas, inventions, discoveries, improvements, programs, know-how, specifications and other materials or information, tangible or intangible, conceived or owed by SpeedyClick prior to the Effective Date ("SpeedyClick Property") shall belong exclusively to SpeedyClick, subject to the license rights to Client as provided herein. As between Client and SpeedyClick shall retain title and all ownership rights to the SpeedyClick Property (including any code of SpeedyClick's licensors that may be included therein) and all other software and proprietary processes and content of SpeedyClick and its licensors used in or connection with providing the Services (collectively, "SpeedyClick Technology"). This Agreement shall not be construed in any manner as transferring to Client any right of ownership of the SpeedyClick Property and SpeedyClick Technology, except as specifically stated herein, and Client shall make no claim contrary to the foregoing.

     4.2 Client Property. All property, work product, ideas, inventions, discoveries, improvements, programs, know-how, specifications and other materials or information, tangible or intangible, conceived or owned by Client prior to the Effective Date ("Client Property"), shall belong exclusively to Client, subject to the rights granted to SpeedyClick herein. As between Client and SpeedyClick, Client shall retain title and all ownership rights to the Client Property (including any code of Client or Client's licensors that may be included therein) and all other software and proprietary processes and content of Client and its licensors used in or in connection with providing the Services (collectively, "Client Technology"). This Agreement shall not be construed in any manner as transferring to SpeedyClick any rights of ownership of Client Property and Client Technology, except as specifically stated herein, and SpeedyClick shall make no claim contrary to the foregoing.

     4.3 Trademarks and Brand. Client hereby grants to SpeedyClick a non-exclusive, worldwide license to use the trade names, trademarks, logos, service marks and product designations of Client and its licensors (collectively, the "Client Marks") solely in connections with SpeedyClick's performance under this Agreement. SpeedyClick's use of Client Marks shall be in accordance with Client's policies regarding trademark usage as established from time to time by Client at its discretion and communicated to SpeedyClick. SpeedyClick understands and agrees that its use of Client Marks in connection with this Agreement shall not create any right, title or interest in or to such trademarks and that all such use and goodwill associated with such trademarks will inure to the benefit of Client and its licensors. SpeedyClick shall not make use of Client Marks or Client Technology except as specifically provided for in this Agreement or as authorized in writing by Client prior to such use, and all such authorized use shall inure to the benefit of Client and its licensors.

     4.4 Visitor Data. Subject to any restrictions imposed by Visitors or applicable law, SpeedyClick and Client shall co-own the each Visitor's registration information ("Visitor Data"). Such Visitor Data will be used by SpeedyClick and Client in a manner consistent with the privacy statements of the parties disclosed to the users in connection with the collection of the Visitor Data. Neither party shall hold the other liable for any damages or losses resulting from its own use of the Visitor Data.

5.	Nonsolicitation of Personnel.  No party will, during the
term of this Agreement and for six (6) months after its termination or expiration, without the prior written consent of the other party, for its own account or jointly with another, directly or indirectly solicit or hire, or in any manner attempt to solicit or hire, any person employed or engaged by the other party (including, without limitation, any employee or independent contractor known to be engaged by the other party), to leave that person's employment or engagement. Notwithstanding the foregoing, this Section shall not preclude either party from hiring any person employed by the other party where such person independently responds to an employment opportunity broadcast by the party to the general public and who has not otherwise been in direct contact with the party as a key person during the course of performance of this Agreement.

6.   Warranties.

     6.1 By Client. Client warrants that: (i) the Client Marks are provided to SpeedyClick under this Agreement do not and will not infringe any proprietary right of any third party; (ii) Client has the right and authority to enter into this Agreement, to grant SpeedyClick and Network Commerce all rights granted therein, and to issue the Service Shares to Network Commerce as provided herein; (iii) Client is permitted by applicable law and regulations to enter into this Agreement and (iv) the Service Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws with no personal liability attaching to the ownership thereof; (v) when the Service Shares are issued and delivered in accordance with the terms of this Agreement, network Commerce shall have good and marketable title to the Service Shares free and clear of any liens, charges, claims, pledges, encumbrances or restrictions of any kind (other than restrictions on transfer under this Agreement and the Restricted Stock Agreement and under applicable U.S. federal and state securities laws); and (vi) based on the representations and warranties of Network Commerce herein, the offer, sale and issuance of the Service Shares will not result in a violation of the requirements of Section 5 of the Securities Act, or the qualification or registration requirements of applicable blue sky laws as such laws exist on the date hereof and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption from qualification or registration. Except as otherwise provided in this Agreement, Client makes no other warranties.

     6.2 By SpeedyClick. SpeedyClick warrants that (i) SpeedyClick has the right and authority to enter into this Agreement and grant Client and rights granted herein; and (ii) SpeedyClick is permitted by applicable law and regulations to enter into this Agreement. Except as otherwise provided in this Agreement, SpeedyClick makes no other warranties.

     6.3  By Network Commerce.  Network Commerce warrants that
(i) Network Commerce ahs the right and authority to enter into this Agreement and grant Client and rights granted herein; (ii) Network Commerce is permitted by applicable law and regulations to enter into this Agreement; (iii) Network Commerce is an "accredited investor" as defined in Regulation D of the Securities Act; (iv) the Service Shares are being acquired by Network Commerce for investment for its account, not as a nominee or agent, and not with a view to the distribution of any part thereof; (v) Network Commerce has no present intention of selling, granting and participation in or otherwise distributing any of the Service Shares in a manner contrary to the Securities Act or to any applicable state securities or Blue Sky Law; and
(vi) Network Commerce does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity with respect to any of the Service Shares. Except as otherwise provided in this Agreement, Network Commence makes no other warranties.

     6.4 Limitation of Warranty. EXCEPT AS EXPRESSLY STATED HEREIN, THE PARTIES MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE.

7. Limitation of Liability. EXCEPT FOR ANY VIOLATION OF THE CONFIDENTIALITY PROVISIONS HEREOF OR ANY BREACH BY CLIENT OF THE REPRESENTATIONS MADE IN SECTIONS 6.1 (iv), (v) OR (vi), IN NO EVENT SHALL ANY PARTY BE LIABLE TO OTHER OTHERS FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR EXEMPLARY OR CONSEQUENTIAL DAMAGES, ARISING OUT OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR COVER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Notwithstanding any other provision of this Agreement or any other agreement among the parties hereto, except for any violation of the Confidentiality Provisions herein or any breach by Client of the representations made in Section 6.1 (iv),
(v), or (vi), each party's maximum liability for damages under or in connections with this Agreement shall be limited to the payments made by Client under this Agreement.

8. Indemnification. Each party shall indemnify, hold harmless and defend (with legal counsel reasonably satisfactory to the indemnified party) the others from and against any and all claims, demands, actions, suits brought by unaffiliated third parties and related losses, liabilities, damages, injuries, fines, penalties, costs and expenses including, without limitation, reasonable attorneys' fees arising out of a breach of its warranties, representations and/or covenants under this Agreement provided however, that the party claiming right of indemnification promptly notifies the other party ("Indemnifying Party") in writing of the claim, allows the Indemnifying Party to control the defense and all related settlement negotiations and cooperates in such defense and settlement.

9. Assignment and Transfer. No party shall assign this Agreement or any rights hereunder with the prior written consent of the other parties, which shall not be unreasonably withheld.

10.   Term and Termination.

     10.1  Term.  The Initial Term of this Agreement shall be ten
(10) months ("Initial Term"), and shall be renewable for successive ten (10) month terms (each, a "Renewal Term") upon thirty days written notice from Client to SpeedyClick.

     10.2 Termination for Cause. This Agreement may be terminated by a party for cause immediately by written notice upon the occurrence of any of the following events: (i) if the other ceases to do business for a period of not less than thirty
(30) days or otherwise terminates its business operations, (ii) if the other shall fail to promptly secure or renew any license registration, permit, authorization or approval for the conduct of its business in the manner contemplated by this Agreement or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within thirty
(30) days; (iii) if the other breaches any material provision of this Agreement and fails to fully cure such breach within thirty
(30) days of written notice describing the breach; or (iv) of the other becomes insolvent or seeks protection under any bankruptcy receivership trust deed, creditor's arrangement composition or comparable proceeding, or if any such proceeding is instituted against the other and not dismissed within thirty (30) days.

     10.3 Effect of Termination. Upon termination of this Agreement by the parties for any reason and subject to the provisions herein, Client shall remit all payments accrued but unpaid as of the effective date of termination to SpeedyClick within thirty (30) days of such termination. Termination by either party will not affect rights that have already accrued hereunder prior to the effective date of termination. In addition, the provisions of Sections 3, 4, 5, 6, 7, 9.3, 10, and 11.3 will survive if this Agreement is terminated for any reason whatsoever.

11. Confidentiality. Each party agrees that during the existence of this Agreement by the parties for two (2) years thereafter it will hold in strictest confidence, and will not use or disclose to any third party, any Confidential Information of the other party. The term "Confidential Information" shall mean all non-public information, whether business or technical in nature, that the other party designate as being confidential, or which under the circumstances of disclosure ought to be treated as confidential. If any party has any questions as to what compromises Confidential Information of the other parties, it agrees to consult with such other party. "Confidential Information" shall not include information that was known to the receiving party prior to disclosure, information that is independently developed by employees of the receiving party who had no access to the other party's Confidential Information, or information that becomes publicly available through no fault of the receiving party. The restrictions on disclosure imposed by this Section 10 shall not apply to information that is required by law or order of a court, administrative agency or other governmental body to be disclosed by the receiving party. If all parties agree, they shall issue a joint press release or announcement regarding this Agreement. Otherwise, no party will make any public statement about this Agreement or the parties' relationship without each other party's prior written consent.

12.   General Provisions.

     12.1 Force Majeure. Failure of any party to perform, if occasioned in whole or in part by any act of God, act of governmental authority, or any other occurrence, act or thing beyond the reasonable control of that party, shall excuse that party from its obligation to perform when due and shall suspend its performance can reasonably be undertaken. The applicable party shall have no liability arising out of or in connection with such failure.

     12.2 Relationship of Parties. This Agreement is one among independent contractors, and shall not create the relationship of employer and employee, a partnership, joint venture, or any agency relationship among the parties.

     12.3 Governing Law. This Agreement shall be governed by the laws of the State of California without regard to its conflicts of laws rules, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods, the application of which is hereby excluded. Any party may seek injunctive or other equitable relief from any court of competent jurisdiction for any breach or threatened breach by any other party of the provisions of Sections 3, 4, and 10.

     12.4 Entire Agreement. This Agreement is intended to be the parties' complete, integrated expression of the terms of their agreement with respect to its subject matters, and any prior agreements or understandings with respect to such subject matters are superseded hereby and fully merged herein.

     12.5 Notices. All notices and demands hereunder shall be in writing and shall be served by personal service or by mail at the address of the receiving party set forth below (or at such different address as may be designated by such party by written notice to the other party). All notices and demands by mail shall be certified or registered mail, return receipt requested, or by nationally recognized private express courier, and shall be deemed complete upon receipt.

     12.6 Waiver. No waiver of any term or provision of this Agreement or right hereunder shall be valid unless the waiver is in writing and signed by the waiving party. No waiver of failure to enforce any provision or right hereunder shall be deemed to be a waiver of the same or any other provision or right in any other instance.

     12.7 Severability. If any provision of this Agreement shall be found to be unenforceable, the remainder of this Agreement shall not be affected.

     12.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement shall be deemed to be an original.

     12.9 Attorney's Fees. In the event any party shall commence an action to enforce its rights and obligations under this Agreement, or to obtain declaratory judgment or other equitable relief, the prevailing party in such action shall be entitled to receive its reasonable attorneys' fees from the losing party, as determined by the court.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

SpeedyClick, Inc.                      Client


By: /s/ Farid Tabibzadeh               By:  /s/ George Tannous
    -------------------------------         -------------------------------

Print Name: Farid Tabibzadeh           Print Name: George Tannous
            -----------------------                ------------------------

Title:  Executive VP                   Title:  CEO
        ---------------------------            ----------------------------



Addresses for Notice:
---------------------

For notices to SpeedyClick and Network Commerce:	For notices to
Client:


SpeedyClick, Inc.                      BidBay.com, Inc.
411 First Ave. South, Suite 2004       7209 Foothill Blvd.
Seattle, Washington 98104              Tujunga, California

Attn:  General Counsel                 Attn:  George Tannous

                            EXHIBIT A

                    DESCRIPTION OF SERVICES
                    -----------------------

1.   Services.
SpeedyClick shall provide Client with opt-out registration opportunity(ies) on the SpeedyClick Network (the "Services") over the term of the Agreement, which would deliver 2,000,000 registrations to Client at $1.00 per registration, according to SpeedyClick's internal tracking system. SpeedyClick shall provide Client with a new registration for each duplicate registration within thirty (30) days of its receipt of written notice form Client providing evidence of such duplication.

2.   Payment.
SpeedyClick and Network Commerce shall receive the following compensation from Client each month over the term of the
Agreement:
*     $100,000 in cash, and
* $100,000 in equity, through the issuance of 20,000 shares of Client Preferred Stock, based on a $55.0 million post money valuation throughout the term of the Agreement.

3.    Investment.
Network Commerce shall make a $300,000 equity investment in Client within seven (7) business days of the Effective Date of this Agreement, which would represent a 0.55% interest in Client on a post-money basis. This investment is contingent upon Client's receipt of at least $3.0 million from other accredited investors, either prior to or concurrently with Network Commerce, at the $55.0 million post-money valuation. Network Comme4rce shall not serve as lead investor for this round of financing, and shall nut negotiate financing terms on behalf of other investors.

                         First Addendum
               SpeedyClick.com Services Agreement


Whereas, Network Commerce, Inc., SpeedyClick
Corp., and BidBay.com, Inc. wish to renew the SpeedyClick.com Services Agreement ("Service
Agreement") entered into as of June 27, 2000 as outlined below effective September 1, 2000:

1.   Renewal  The parties agree that the Services
Agreement shall be renewed for an additional five (5) month term ("Renewal Term") and thereafter shall be renewable for successive five (5) month terms upon thirty (30) days written notice from BidBay.com, Inc.
("Client") to SpeedyClick upon terms to be mutually agreed upon.

2.   Services.  During the Renewal Period,
SpeedyClick will provide Client with opt-out registration opportunity(ies) on the
SpeedyClick Network (the "Services"), which would deliver approximately 4,000,000 registrations to Client at $1.00 per registration, according to SpeedyClick's internal tracking system. At the conclusion of the Renewal Period, SpeedyClick will provide Client with approximately 4,000,000 additional registrations at no charge.

3.   Payment.  Client shall pay SpeedyClick and
Network Commerce upon execution of this First
Addendum, with compensation from Client in the form of 800,000 shares of Client Common
Stock to Network Commerce (based on a $55.0 million post-money valuation).

4. All other terms of the Services Agreement shall remain in full force and effect during the Renewal Period and any subsequent renewal periods.

[remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Network Commerce, Inc.                 Client


By: /s/ Farid Tabibzadeh               By:  /s/ George Tannous
    -------------------------------         -------------------------------

Print Name: Farid Tabibzadeh           Print Name: George Tannous
            -----------------------                ------------------------

Title:  E.V.P.                         Title:  C.E.O.
        ---------------------------            ----------------------------


SpeedyClick, Corp.


By: /s/ Farid Tabibzadeh
    -------------------------------
Print Name: Farid Tabibzadeh
            -----------------------
Title:  E.V.P.
        ---------------------------




                                                          First Addendum To
                                         SpeedyClick.Com Services Agreement
                                                                Page 2 of 2

                         First Addendum
               SpeedyClick.com Services Agreement

/s/ GT
/s/ FT
This day

Whereas, Network Commerce, Inc., SpeedyClick
Corp., and BidBay.com, Inc. wish to renew the SpeedyClick.com Services Agreement ("Service
Agreement") entered into November 8, 2000:

1.   Renewal  The parties agree that the Services
Agreement shall be renewed for an additional five (5) month term ("Renewal Term") and thereafter shall be renewable for successive five (5) month terms upon thirty (30) days written notice from BidBay.com, Inc.
("Client") to SpeedyClick.

2.   Services.  During the Renewal Period,
SpeedyClick will provide Client with opt-out registration opportunity(ies) on the
SpeedyClick Network (the "Services"), which would deliver approximately 5,000,000 registrations to Client at $1.00 per registration, according to SpeedyClick's internal tracking system.

3.   Payment.  Client shall pay SpeedyClick and
Network Commerce upon execution of this First
Addendum, with compensation from Client in the form of 1,000,000 shares of Client Common
Stock to Network Commerce (based on a $55.0 million post-money valuation).

4. All other terms of the Agreement shall remain in full force and effect during the Renewal
Period and any subsequent renewal periods.

[remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Network Commerce, Inc.                 Client


By: /s/ Farid Tabibzadeh               By:  /s/ George Tannous
    -------------------------------         -------------------------------

Print Name: Farid Tabibzadeh           Print Name: George Tannous
            -----------------------                ------------------------

Title:  Exec Vice-President            Title:  CEO
        ---------------------------            ----------------------------


SpeedyClick, Corp.


By: /s/ Farid Tabibzadeh
    -------------------------------
Print Name: Farid Tabibzadeh
            -----------------------
Title:  Exec Vice-President
        ---------------------------




                                                          First Addendum To
                                         SpeedyClick.Com Services Agreement
                                                                Page 2 of 2